Exhibit 10.19

Named Executive Officer Salary, Bonus and Perquisite Arrangements for 2006

Set forth below is a description of certain compensation arrangements for 2006 for the following officers of ITLA Capital Corporation (the “Company”) and Imperial Capital Bank, referred to below as the “named executive officers”: George W. Haligowski, Chairman of the Board, President and Chief Executive Officer; Norval L. Bruce, Vice Chairman of the Board and Chief Credit Officer; Timothy M. Doyle, Executive Managing Director and Chief Financial Officer; Lyle C. Lodwick, Executive Managing Director and Chief Operating Officer; and Maria P. Kunac, Senior Managing Director and Chief Lending Officer.

Base Salaries

Effective January 1, 2006, the base salaries of the named executive officers were set as follows:

Name	Base Salary
George W. Haligowski	$590,000(1)
Norval L. Bruce	248,200
Timothy M. Doyle	247,500
Lyle C. Lodwick	210,000
Maria P. Kunac	195,000

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(1) Mr. Haligowski’s base salary was not changed from 2005.

2006 Executive Bonus Plan

Under the Company’s 2006 Executive Bonus Plan, the named executive officers are eligible for cash bonuses at the discretion of the Compensation Committee of the Company’s Board of Directors based on their review of the Company’s performance and the individual’s performance in 2006, with Mr. Haligowski providing recommendations for the bonus amounts for the named executive officers other than himself. The maximum bonus for Mr. Haligowski was set at 150% of his base salary, and the maximum bonuses for the other named executive officers were set at 50% of base salary, provided that Mr. Haligowski may recommend to the Compensation Committee that Ms. Kunac’s bonus be increased to 55% of her base compensation.

Corporate Vehicle Program

The Company maintains a corporate vehicle program, under which officers at or above the First Vice President level are given the choice of the use of a Company-purchased vehicle, with the Company covering the purchase cost up to a specified amount and the costs of operating the vehicle (including insurance, gasoline, maintenance and repairs), or a monthly allowance intended to cover the costs of the officer’s operation of his or her own vehicle. The maximum Company-covered purchase cost and monthly allowance options for the Managing Director level and above are currently as follows:

Officer Level	Max. Purchase Cost	Monthly Allowance
Chief Executive Officer	$98,750	$2,600
Vice Chairman, Unit President or Executive/Senior Managing Director	$62,000	$1,600
Managing Director	$50,000	$1,300

Additional Chief Executive Officer Compensation and Benefits

Mr. Haligowski receives various other perquisites and other personal benefits, including, among other things, the use of up to 35 hours of chartered aircraft services during 2006.